Exhibit 99.1

vTv Therapeutics Completes Enrollment of Phase 2 Trial Evaluating TTP273 for the Treatment of Type 2 Diabetes

TTP273 is an oral, small molecule GLP-1R agonist with best-in-class potential

Company Releases Q2 Earnings Results and Details Upcoming Program Milestones

High Point, North Carolina (August 16, 2016) --  vTv Therapeutics Inc. (vTv) (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease and diabetes, today announced the completion of enrollment of the company’s Phase 2 LOGRA (aLlosteric Oral Glp1 Receptor Agonist) study, a randomized, double-blind, placebo-controlled, parallel group trial of TTP273. TTP273 is an oral, small molecule GLP-1R agonist with best-in-class potential.

The previous Phase 1b trial of TTP273 showed robust effects on postprandial and fasting glucose. In this study, all doses of TTP273 were well tolerated with no serious adverse events or evidence of significant gastrointestinal side effects.

Last week, vTv announced positive topline results from a placebo and active-comparator-controlled Phase 2b clinical study of TTP399, a liver-selective glucokinase activator (GKA) under development for the treatment of Type 2 diabetes.

“Coming off the announcement of positive topline results from our GKA trial, we are pleased to report that enrollment of our GLP-1 trial has been completed,” said Steve Holcombe, President and CEO of vTv. “Earlier studies of this compound showed that TTP273 has the potential to provide enhanced glycemic control and weight loss without the burden of injections or gastrointestinal side effects seen with other GLP-1 biologic agents. We look forward to completing this trial and reporting results at the end of this year.”

The LOGRA study is assessing the safety and efficacy of TTP273 in Type 2 diabetic subjects on stable doses of metformin. The study’s primary endpoint is the change from baseline in HbA1c at 3 months, with secondary endpoints including body weight, plasma glucose, lipids insulin, lactate, C-peptide, glucagon and GLP. Topline results are expected late this year.

Second Quarter Financials, Recent Highlights, and Upcoming Milestones

“We’re on the threshold of several important clinical milestones including completing enrollment in the next few weeks of Part A of our pivotal Phase 3 azeliragon trial in mild Alzheimer’s subjects. We will begin discussions with pharmaceutical companies regarding possible partnering opportunities for our successful GKA program while continuing to advance TTP399. We also expect to complete and then report the topline results of our phase 2 GLP-1R trial by the end of the year. This has been an exciting year as we continue to meet the key goals for our Alzheimer’s and diabetes programs,” Holcombe added.

Phase 3 STEADFAST Study with azeliragon in mild Alzheimer’s disease (AD)

Azeliragon: A novel, oral small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) with best-in-class potential

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On track to complete enrollment in Part A of STEADFAST trial in the third quarter. The randomized, double-blind, placebo-controlled study is evaluating whether azeliragon can effectively slow the cognitive and functional decline of patients with mild Alzheimer’s disease at 18 months of treatment. The Company anticipates reporting topline data from the first of the two Phase 3 arms in early 2018. The STEADFAST Study is being conducted under a Special Protocol Assessment and has Fast Track designation from the FDA.

Phase 2b AGATA Study with TTP399 in Type 2 diabetes

TTP399: A novel oral, liver-selective Glucokinase Activator (GKA) with first-in-class potential

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Topline results showed achievement of the primary endpoint of statistically significant change from baseline in HbA1c at 6 months of daily administration of 800 mg of TTP399. The reduction in HbA1c was dose-dependent and sustained throughout the duration of the study. TTP399 was also found to be well-tolerated without increased incidences of hypoglycemia and hyperlipidemia compared to placebo. A manuscript with more details is in preparation and will be submitted for publication to a major medical journal.

Second Quarter 2016 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2016 were $63.8 million, compared to $88.0 million as of December 31, 2015. The Company expects that its cash, cash equivalents and marketable securities will be sufficient to fund its operations through at least mid-2017.

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R&D Expenses: Research and development expenses were $12.1 million in the second quarter of 2016, compared to $5.7 million in the same period in 2015. The increase in research and development was primarily driven by increased costs of $5.3 million for our azeliragon program due to continued enrollment of the STEADFAST study, higher compound manufacturing costs and the costs of a drug - drug interaction study which began in 2016.  Additionally, we saw an increase in costs of $0.6 million related to our TTP273 program as our Phase 2b LOGRA study continues to enroll and a $0.7 million increase in personnel costs related to share-based compensation expense recognized in 2016 and increases in headcount to support the management of the ongoing clinical trials.

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G&A Expenses: General and administrative expenses were $2.7 million in the second quarter of 2016, compared to $2.3 million in the same period in 2015. The increase in general and administrative expenses for the quarter was primarily due to an increase of $0.6 million related to compensation expense from  share-based awards in 2016 and increases in headcount to support our compliance with public company requirements.  Additionally, we saw an increase of $0.3 million in costs related to our transition to a public company.  These increases were offset by a decrease in legal and professional service expenses of $0.5 million which were higher in the 2015 period as we prepared for our initial public offering.

•	Net Loss: Net loss was $14.6 million for the second quarter of 2016 compared to net loss of $10.4 million for the same period in 2015.

vTv Therapeutics, Inc.

Condensed Combined Consolidated Balance Sheets

(in thousands except per share data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,841	$88,003
Account receivable, net	—	69
Prepaid expenses and other current assets	423	1,114
Total current assets	64,264	89,186
Property and equipment, net	561	624
Employee loans receivable - related party	24	49
Other long-term assets	1,934	1,673
Total assets	$66,783	$91,532
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$9,490	$6,627
Accounts payable and accrued expenses - related party	312	880
Deferred revenue	21	219
Total current liabilities	9,823	7,726
Other liabilities	230	245
Total liabilities	10,053	7,971
Commitments and contingencies
Redeemable noncontrolling interest	136,250	161,531
Stockholders’ deficit:
Class A Common Stock, $0.01 par value; 100,000,000 shares authorized, 9,689,924 and 9,156,686 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	97	92
Class B Common Stock, $0.01 par value; 100,000,000 shares authorized, 23,122,576 and 23,655,814 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	232	237
Additional paid-in capital	122,137	117,686
Accumulated deficit	(201,986)	(195,985)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(79,520)	(77,970)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$66,783	$91,532

Condensed Combined Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$182	$110	$558	$160
Operating expenses:
Research and development	12,149	5,702	23,484	13,478
General and administrative	2,672	2,297	5,253	4,292
Total operating expenses	14,821	7,999	28,737	17,770
Operating loss	(14,639)	(7,889)	(28,179)	(17,610)
Other income (expense), net	22	(2,523)	42	(2,615)
Loss before income taxes and noncontrolling interest	(14,617)	(10,412)	(28,137)	(20,225)
Income tax provision	—	—	—	—
Net loss before noncontrolling interest	(14,617)	(10,412)	(28,137)	(20,225)
Less: net loss attributable to noncontrolling interest	(10,160)	—	(19,828)	—
Net loss attributable to vTv Therapeutics Inc.	$(4,457)	$(10,412)	$(8,309)	$(20,225)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.47)		$(0.88)
Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	9,564,623		9,397,134

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our

Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

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